Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
nicole_kenyon@Symantec.com	hcorcos@symantec.com
Symantec Reports Fourth Quarter Fiscal 2011 Results
Fourth Quarter
-	GAAP Revenue of $1.67 billion
-	Non-GAAP Operating Margin of 24.1 percent
-	Non-GAAP Earnings Per Share of $0.38
-	GAAP Deferred Revenue of $3.82 billion
-	Cash Flow from Operations of $689 million
Fiscal Year 2011
-	GAAP Revenue of $6.19 billion
-	Non-GAAP Operating Margin of 24.8 percent
-	Non-GAAP Earnings Per Share of $1.42
-	Cash Flow from Operations of $1.79 billion
MOUNTAIN VIEW, Calif. — May 11, 2011 — Symantec Corp. (Nasdaq:SYMC) today reported the results of its fourth quarter and the fiscal year 2011, ended April 1, 2011. GAAP revenue for the fiscal fourth quarter was $1.67 billion, up 9 percent year-over-year and up 8 percent after adjusting for currency. For the fiscal year, GAAP revenue was $6.19 billion, up 3 percent year-over-year and up 4 percent after adjusting for currency.
“We closed our fiscal year surpassing expectations across each of our key financial metrics, driven by market share gains and growth in backup, software-as-a-service, data loss prevention and consumer. In addition, our recent acquisitions performed above expectations for the third consecutive quarter,” said Enrique Salem, president and chief executive officer, Symantec. “Our rigorous approach to running the business positions us well for fiscal year 2012, during which we will execute on our vision by energizing our core businesses and capitalizing on opportunities in mobile, cloud and virtualization.”
“We achieved record quarterly revenue and deferred revenue, as a result of strong bookings performance across all three regions,” said James Beer, executive vice president and chief financial officer, Symantec. “We continued to generate substantial cash flow from operations driven by the success of our sales efforts and our continuing focus on cost control.”
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Symantec Reports Fourth Quarter Fiscal 2011 Results

GAAP Results: GAAP operating margin for the fourth quarter of fiscal year 2011 was 14.3 percent compared with 16.1 percent for the same quarter last year. GAAP net income for the fiscal fourth quarter was $168 million compared with $184 million for the year-ago period. GAAP diluted earnings per share were $0.22 compared with $0.23 for the year-ago quarter.
For the fiscal year 2011, GAAP operating margin was 14.2 percent. GAAP net income for the fiscal year 2011 was $597 million. GAAP diluted earnings per share for the year were $0.76.
GAAP deferred revenue as of April 1, 2011, was $3.82 billion compared with $3.21 billion as of April 2, 2010, up 19 percent year-over-year and up 16 percent after adjusting for currency.
Cash flow from operating activities for the fourth quarter of fiscal year 2011 was $689 million compared with $703 million for the same quarter last year. Symantec ended the quarter and fiscal year with cash, cash equivalents and short-term investments of $2.958 billion. Cash flow from operating activities for fiscal year 2011 was $1.79 billion compared with $1.69 billion for fiscal year 2010, an increase of 6 percent.
Non-GAAP Results: Non-GAAP operating margin for the fourth quarter of fiscal year 2011 was 24.1 percent compared with 28.1 percent for the year-ago period. Non-GAAP net income for the fourth quarter was $297 million compared with $323 million for the year-ago quarter. Non-GAAP diluted earnings per share were $0.38 compared with earnings per share of $0.40 for the year ago quarter.
For the fiscal year 2011, Non-GAAP operating margin was 24.8 percent. Non-GAAP net income for the year was $1.12 billion. Non-GAAP diluted earnings per share were $1.42.
During the fourth quarter of fiscal year 2011, Symantec repurchased approximately 11 million shares for $180 million at an average price of $17.86. During the fiscal year 2011, the company repurchased 57 million shares at an average price of $15.39, equivalent to $870 million. Symantec has $877 million remaining in the current board authorized stock repurchase program.
Business Segment and Geographic Highlights
For the quarter, Symantec’s Consumer segment represented 31 percent of total revenue and increased 6 percent year-over-year (5 percent after adjusting for currency). The Security and Compliance segment represented 27 percent of total revenue and increased 24 percent year-over-year (21 percent after adjusting for currency). The Storage and Server Management segment represented 37 percent of total revenue and increased 8 percent year-over-year (7 percent after adjusting for currency). Services represented 5 percent of total revenue and declined 21 percent year-over-year (22 percent after adjusting for currency) as expected due to the company’s move to a partner-led consulting model.
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Symantec Reports Fourth Quarter Fiscal 2011 Results

International revenue represented 51 percent of total revenue in the fourth quarter of fiscal year 2011 and increased 10 percent year-over-year (8 percent after adjusting for currency). The Europe, Middle East and Africa region represented 29 percent of total revenue for the quarter and increased 4 percent year-over-year on an actual and currency-adjusted basis. The Asia Pacific/Japan revenue for the quarter represented 16 percent of total revenue and increased 22 percent year-over-year (12 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 55 percent of total revenue and increased 9 percent year-over-year on an actual and currency-adjusted basis.
Acquisition Highlights
Recent acquisitions continue to perform better than expected. For the quarter, the VeriSign security business generated revenue of $61 million and the PGP and GuardianEdge acquisitions generated revenue of $20 million. The combined earnings per share dilution of these acquisitions was a penny and a half, which was half a penny better than expected.
For the fiscal year 2011, revenue from acquisitions was $186 million, exceeding expectations. The combined earnings per share dilution of these acquisitions was 8.5 cents, which was 2.5 cents better than expected.
First Quarter Fiscal Year 2012 Guidance
Guidance assumes an exchange rate of $1.42 per Euro for the June 2011 quarter versus the actual weighted average and end of period rate of $1.26 per Euro for the June 2010 quarter.
For the first quarter of fiscal year 2012, ending July 1, 2011, revenue is estimated between $1.570 billion and $1.590 billion, up 10 to 11 percent year-over-year as reported.
GAAP diluted earnings per share are estimated between $0.19 and $0.20. Non-GAAP diluted earnings per share are estimated between $0.36 and $0.37.
Deferred revenue is expected to be in the range of $3.60 billion and $3.63 billion, up 20 to 21 percent year-over-year as reported.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal fourth quarter and fiscal year 2011, ended April 1, 2011, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
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Symantec Reports Fourth Quarter Fiscal 2011 Results

About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 2, 2010.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	April 1,
	2011	April 2,
	(Unaudited)	2010(1)

ASSETS

Current assets:
Cash and cash equivalents	$2,950	$3,029
Short-term investments	8	15
Trade accounts receivable, net	1,013	856
Inventories	30	25
Deferred income taxes	223	176
Other current assets	262	250

Total current assets	4,486	4,351

Property and equipment, net	1,050	949
Intangible assets, net	1,511	1,179
Goodwill	5,494	4,605
Investment in joint venture	27	58
Other long-term assets	151	90

Total assets	$12,719	$11,232

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$260	$214
Accrued compensation and benefits	443	349
Deferred revenue	3,321	2,835
Current portion of long-term debt	596	—
Income taxes payable	24	35
Other current liabilities	249	338

Total current liabilities	4,893	3,771

Long-term debt	1,987	1,871
Long-term deferred revenue	498	371
Long-term deferred tax liabilities	296	195
Long-term income taxes payable	361	426
Other long-term obligations	79	50

Total liabilities	8,114	6,684

Total Symantec Corporation stockholders’ equity	4,528	4,548

Noncontrolling interest in subsidiary	77	—

Total stockholders’ equity	4,605	4,548

Total liabilities and stockholders’ equity	$12,719	$11,232

(1)	Derived from audited financial statements.

SYMANTEC CORPORATION
Consolidated Statements of Income
(In millions, except per share data, unaudited)

			Year-Over-Year
	Three Months Ended		Growth Rate
	April 1,	April 2,		Constant
	2011	2010	Actual	Currency(1)

Net revenue:
Content, subscription, and maintenance	$1,393	$1,279	9%	7%
License	280	252	11%	10%

Total net revenue	1,673	1,531	9%	8%

Cost of revenue:
Content, subscription, and maintenance	236	225
License	11	6
Amortization of acquired product rights	23	45

Total cost of revenue	270	276	-2%	-3%

Gross profit	1,403	1,255	12%	10%

Operating expenses:
Sales and marketing	733	597
Research and development	226	216
General and administrative	101	87
Amortization of other purchased intangible assets	72	61
Restructuring and transition	4	30
Impairment of intangible assets	27	—
Loss and impairment of assets held for sale	1	17

Total operating expenses	1,164	1,008	15%	14%

Operating income	239	247	-3%	-4%

Interest income	3	2
Interest expense	(37)	(33)
Other income, net	1	3

Income before income taxes and loss from joint venture	206	219	-6%	N/A

Provision for income taxes	30	23
Loss from joint venture	10	12

Net income	166	184	-10%	N/A
Less: Loss attributable to noncontrolling interest	(2)	—

Net income attributable to Symantec Corporation stockholders	$168	$184	-9%	N/A

Net income per share attributable to Symantec Corporation stockholders — basic	$0.22	$0.23
Net income per share attributable to Symantec Corporation stockholders — diluted	$0.22	$0.23
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — basic	763	802
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — diluted	773	812

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Consolidated Statements of Income
(In millions, except per share data, unaudited)

			Year-Over-Year
	Year Ended		Growth Rate
	April 1,	April 2,		Constant
	2011	2010	Actual	Currency(1)
Net revenue:
Content, subscription, and maintenance	$5,266	$5,034	5%	5%
License	924	951	-3%	-2%

Total net revenue	6,190	5,985	3%	4%

Cost of revenue:
Content, subscription, and maintenance	903	849
License	27	22
Amortization of acquired product rights	115	234

Total cost of revenue	1,045	1,105	-5%	-5%

Gross profit	5,145	4,880	5%	6%

Operating expenses:
Sales and marketing	2,622	2,367
Research and development	862	857
General and administrative	390	352
Amortization of other purchased intangible assets	270	247
Restructuring and transition	92	94
Impairment of intangible assets	27	—
Loss and impairment of assets held for sale	2	30

Total operating expenses	4,265	3,947	8%	8%

Operating income	880	933	-6%	0%

Interest income	10	6
Interest expense	(143)	(129)
Other (expense) income, net	(2)	55
Loss on early extinguishment of debt	(16)	—

Income before income taxes and loss from joint venture	729	865	-16%	N/A

Provision for income taxes	105	112
Loss from joint venture	31	39

Net income	593	714	-17%	N/A
Less: Loss attributable to noncontrolling interest	(4)	—

Net income attributable to Symantec Corporation stockholders	$597	$714	-16%	N/A

Net income per share attributable to Symantec Corporation stockholders — basic	$0.77	$0.88
Net income per share attributable to Symantec Corporation stockholders — diluted	$0.76	$0.87
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — basic	778	810
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — diluted	786	819

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Year Ended
	April 1,	April 2,
	2011	2010
OPERATING ACTIVITIES:
Net income	$593	$714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	647	733
Amortization of discount on debt	96	104
Stock-based compensation expense	145	155
Loss on early extinguishment of debt	16	—
Impairment of intangible assets	27	—
Loss and impairment of assets held for sale	2	30
Deferred income taxes	5	(41)
Excess income tax benefit from the exercise of stock options	(7)	(13)
Loss from joint venture	31	39
Net loss (gain) on legal liquidation of foreign entities	21	(47)
Other	(13)	—
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(88)	(14)
Inventories	(4)	3
Accounts payable	2	4
Accrued compensation and benefits	72	(34)
Deferred revenue	442	114
Income taxes payable	(128)	(95)
Other assets	6	1
Other liabilities	(71)	40

Net cash provided by operating activities	1,794	1,693

INVESTING ACTIVITIES:
Purchase of property and equipment	(268)	(248)
Proceeds from sale of property and equipment	30	45
Cash payments for acquisitions, net of cash acquired	(1,537)	(31)
Purchase of equity investments	(7)	(21)
Purchases of available-for-sale securities	—	(2)
Proceeds from sales of available-for-sale securities	20	192
Other	2	—

Net cash used in investing activities	(1,760)	(65)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	122	124
Excess income tax benefit from the exercise of stock options	7	13
Tax payments related to restricted stock issuance	(28)	(20)
Proceeds from debt issuance, net of discount	1,097	—
Repurchase of long-term debt	(510)	—
Proceeds from sale of bond hedge	13	—
Debt issuance costs	(10)	—
Repurchase of common stock	(872)	(553)
Repayment of other long-term obligations	(3)	(5)

Net cash used in financing activities	(184)	(441)

Effect of exchange rate fluctuations on cash and cash equivalents	71	49

Change in cash and cash equivalents	(79)	1,236
Beginning cash and cash equivalents	3,029	1,793

Ending cash and cash equivalents	$2,950	$3,029

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data, unaudited)

							Year-Over-Year
	Three Months Ended						Non-GAAP(2) Growth Rate
	April 1, 2011			April 2, 2010				Constant
	GAAP	Adj	Non-GAAP(2)	GAAP	Adj	Non-GAAP(2)	Actual	Currency(3)

Net revenue:	$1,673	N/A	$1,673	$1,531	N/A	$1,531	9%	8%

Gross profit:	$1,403	$32	$1,435	$1,255	$47	$1,302	10%	9%
Stock-based compensation		9			3
Amortization of acquired product rights		23			44

Gross margin %	83.9%		85.8%	82.0%		85.0%	80 bps	50 bps

Operating expenses:	$1,164	$133	$1,031	$1,008	$136	$872	18%	16%
Stock-based compensation		28			28
Amortization of other intangible assets		72			61
Restructuring and transition		4			30
Impairment of intangible assets		27			—
Loss and impairment of assets held for sale		1			17
Acquisition-related expense		1			—

Operating expenses as a % of revenue	69.6%		61.6%	65.8%		57.0%	460 bps	440 bps

Operating income	$239	$165	$404	$247	$183	$430	-6%	-7%

Operating margin %	14.3%		24.1%	16.1%		28.1%	-400 bps	-390 bps

Net income:	$168	$129	$297	$184	$139	$323	-8%	N/A
Gross profit adjustment		32			47
Operating expense adjustment		133			136
Non-cash interest expense		21			27
Joint venture: Amortization of other intangible assets		3			2
Income tax effect on above items		(51)			(71)
Tax related adjustments:
Release of valuation allowance		(9)			(2)

Diluted net income per share attributable to Symantec Corporation stockholders	$0.22	$0.16	$0.38	$0.23	$0.17	$0.40	-5%	N/A

Diluted weighted-average shares outstanding attributable to Symantec Corporation stockholders	773		773	812		812	-5%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Beginning in fiscal 2011, we discontinued reporting revenue on a non-GAAP basis. We continue to report non-GAAP gross margin, operating margin, net income and earnings per share, however, we now utilize GAAP revenue in calculating these non-GAAP financial metrics.

(3)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Revenue and Deferred Revenue Detail (1, 2)
(In millions, unaudited)

	Three Months Ended
	April 1, 2011	April 2, 2010
GAAP Revenue
Content, subscription, and maintenance	$1,393	$1,279
License	280	252
Total revenue	$1,673	$1,531

GAAP Revenue Y/Y Growth Rate
Content, subscription, and maintenance	9%	7%
License	11%	-8%
Total Y/Y Growth Rate	9%	4%

GAAP Revenue Y/Y Growth Rate in Constant Currency
Content, subscription, and maintenance	7%	4%
License	10%	-11%
Total Y/Y Growth Rate in Constant Currency	8%	2%

GAAP Revenue by Segment
Consumer	$514	$483
Security and Compliance	446	361
Storage and Server Management	626	577
Services	87	110

GAAP Revenue by Segment: Y/Y Growth Rate
Consumer	6%	12%
Security and Compliance	24%	4%
Storage and Server Management	8%	-2%
Services	-21%	8%

GAAP Revenue by Segment: Y/Y Growth Rate in Constant Currency
Consumer	5%	9%
Security and Compliance	21%	1%
Storage and Server Management	7%	-4%
Services	-22%	6%

GAAP Revenue by Geography
International	$845	$765
US	828	766
Americas (U.S., Latin America, Canada)	915	842
EMEA	480	461
Asia Pacific & Japan	278	228

GAAP Revenue by Geography: Y/Y Growth Rate
International	10%	4%
US	8%	5%
Americas (U.S., Latin America, Canada)	9%	5%
EMEA	4%	3%
Asia Pacific & Japan	22%	5%

GAAP Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	8%	-2%
US	8%	5%
Americas (U.S., Latin America, Canada)	9%	5%
EMEA	4%	-2%
Asia Pacific & Japan	12%	-1%

GAAP Deferred Revenue	$3,819	$3,206

GAAP Deferred Revenue Y/Y Growth Rate	19%	5%

GAAP Deferred Revenue Y/Y Growth Rate in Constant Currency	16%	4%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

(2)	Beginning in fiscal 2011, we discontinued reporting revenue and deferred revenue on a non-GAAP basis. We continue to report non-GAAP gross margin, operating margin, net income and earnings per share, however, we now utilize GAAP revenue in calculating these non-GAAP financial metrics.

SYMANTEC CORPORATION
Operating Margin by Segment Detail (1, 2)
(Unaudited)

	Three Months Ended
	April 1, 2011	April 2, 2010

GAAP Operating Margin by Segment
Consumer	47%	44%
Security and Compliance	13%	28%
Storage and Server Management	44%	47%
Services	7%	11%

(1)	Beginning in fiscal 2011, we discontinued reporting revenue and deferred revenue on a non-GAAP basis. We continue to report non-GAAP gross margin, operating margin, net income and earnings per share, however, we now utilize GAAP revenue in calculating these non-GAAP financial metrics.

(2)	Excluded from this table is our Other segment which is comprised of sunset products nearing the end of their life cycle. The Other segment also includes general and administrative expenses; amortization of acquired product rights, intangible assets, and other assets; goodwill impairment charges; charges such as stock-based compensation and restructuring; and certain indirect costs that are not charged to the other operating segments.

SYMANTEC CORPORATION
Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In billions, except per share data, unaudited)
We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending July 1, 2011
Year-Over-Year Growth Rate
Revenue guidance	Range	Actual

GAAP revenue range	$1.570 - $1.590	10% - 11%

	Three Months Ending July 1, 2011
		Year-Over-Year Growth Rate
Earnings per share guidance and reconciliation	Range	Actual

GAAP diluted earnings per share range	$0.19 - $0.20	(5)% - 0%
Add back:
Stock-based compensation, net of tax	$0.04
Amortization of acquired product rights and other intangible assets and non-cash interest expense, net of tax	$0.13

Non-GAAP diluted earnings per share range	$0.36 - $0.37	3% - 6%

Three Months Ending July 1, 2011
Year-Over-Year Growth Rate
Deferred revenue guidance	Range	Actual

GAAP deferred revenue range	$3.60 - $3.63	20% - 21%

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A
The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.
Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock-based compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	April 1,	April 2,
	2011	2010

Cost of revenue	$9	$3
Sales and marketing	15	11
Research and development	7	11
General and administrative	6	6

Total stock-based compensation	$37	$31

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
Restructuring and transition: We have engaged in various restructuring and transformation activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services and excess facilities. Each restructuring and transformation activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.
Impairment of intangible assets: During the fourth quarter of fiscal 2011 we recorded an impairment loss of $27 million resulting from lower than expected future cash flows of non-core brand names. This impairment loss was primarily due to an increased focus on using the Symantec and Norton brands rather than non-core brands in go-to-market efforts. We do not believe that these charges are indicative of future operating results. We believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.
Loss and impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.
Acquisition related expenses: New authoritative guidance on business combinations requires us to record in the statement of income, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition-related expenses from our non-GAAP operating expenses and net income measures. We incurred expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition-related expenses consist of professional service expenses. We believe it is useful for investors to understand the effects of these items on our operations. Although acquisition-related expenses generally diminish over time with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions.

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A (continued)
Non-cash interest expense: Effective April 4, 2009, we adopted authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this authoritative guidance, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.
Joint venture: As noted above, we exclude amortization of other intangible assets related to the joint venture from our non-GAAP net income.
Release of valuation allowance: Due to an acceleration in the use of our Irish net operating losses (“NOLs”), we have released in full the tax valuation allowance that was originally recorded against these NOLs in relation to the impairment of goodwill that we recorded solely to our GAAP results during the three months ended January 2, 2009. To enhance consistency and comparability of results across periods, we exclude the impact of the release of the valuation allowance from our non-GAAP results.